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                               HALE AND DORR LLP
                               COUNSELORS AT LAW

                               WWW.HALEDORR.COM
                    60 State Street       Boston, MA 02109
                        617-526-6000       617-526-5000

                                                                  James R. Burke
                                                                    617-526-6062
                                                        james.burke@haledorr.com


     September 18, 2000

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549
Attn: John Saia, Esq.

Re:  ZEFER Corp.
     Registration Statement on Form 8-A (File No. 000-29833)
     -------------------------------------------------------

Ladies and Gentlemen:

     ZEFER Corp. (the "Company") filed with the Securities and Exchange Commission a registration statement on Form 8-A on July 13, 2000, file number 000-29833 (the "8-A Registration Statement"). On behalf of the Company, I am hereby requesting that the 8-A Registration Statement be withdrawn.

     Please feel free to contact me with any questions or comments you may have.

     Sincerely,

     /s/ James R. Burke

     James R. Burke